Exhibit 8.2

November 1, 2012

American Express Receivables Financing Corporation II

200 Vesey Street

31st Floor, Room 507B

New York, New York 10285

American Express Receivables Financing Corporation III LLC

4315 South 2700 West, Room 3020-3, 02-01-03

Salt Lake City, Utah 84184

American Express Receivables Financing Corporation IV LLC

4315 South 2700 West, Room 1100, 02-01-46

Salt Lake City, Utah 84184

Re:	American Express Credit Account Master Trust

    Class A Series 2012-5 0.59% Asset Backed Certificates

    Class B Series 2012-5 0.77% Asset Backed Certificates

Ladies and Gentlemen:

We have advised American Express Receivables Financing Corporation II, American Express Receivables Financing Corporation III LLC and American Express Receivables Financing Corporation IV LLC (the “Registrants”) with respect to certain federal income tax aspects of the issuance by the Registrants of the Class A Series 2012-5 0.59% Asset Backed Certificates (the “Class A Certificates”) and the Class B Series 2012-5 0.77% Asset Backed Certificates (the “Class B Certificates” and, together with the Class A Certificates, the “Certificates”). The Certificates will be issued pursuant to a Pooling and Servicing Agreement, dated as of May 16, 1996, as amended and restated as of January 1, 2006, as amended from time to time, and the Series 2012-5 Supplement, expected to be dated as of November 8, 2012, as more particularly described in the prospectus, dated October 31, 2012 (the “Base Prospectus”), and the preliminary prospectus supplement, dated October 31, 2012 (the “Preliminary Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to such series, each forming a part of the Registration Statement on Form S-3 (File Nos. 333-179309, 333-179309-01, 333-179309-02 and 333-179309-03) as filed by the Registrants with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on February 2, 2012, and declared effective on July 31, 2012 (the “Registration Statement”). Such advice conforms to the description of selected federal income tax consequences to holders of the

American Express Receivables Financing Corporation II

American Express Receivables Financing Corporation III LLC

American Express Receivables Financing Corporation IV LLC

November 1, 2012

Certificates that appears under the headings “Prospectus Summary—Tax Status” and “Tax Matters” in the Base Prospectus and “Summary of Series Terms—Tax Status” in the Preliminary Prospectus Supplement. Such description does not purport to discuss all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, in our opinion the description is accurate in all material respects, and we hereby confirm and adopt as our opinion the opinions set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Prospectus contained therein. In giving such consent, we do not consider that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP